Mail Stop 6010



	October 13, 2005



Mr. Pierre Plamondon, CA
Vice-President Finance and Chief Financial Officer
Exfo Electro-Optical Engineering Inc.
400 Godin Avenue
Vanier, QUEBEC G1M 2K2
Canada


	RE:	Exfo Electro-Optical Engineering Inc.
		Form 20-F for the fiscal year ended August 31, 2004
		Filed January 14, 2005
		File No. 0-30895


Dear Mr. Plamondon:


	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


	Sincerely,


						Martin F. James
	Senior Assistant Chief Accountant